Ex-99.2

APPENDIX 1

MFMHK CODE OF ETHICS

Macquarie Funds Management Hong Kong Limited

I. Persons Subject to the Code of Ethics

This Code of Ethics (the Code) has been adopted by the Directors of Macquarie Funds Management Hong Kong Limited (MFMHK) to provide regulations and procedures consistent with the Advisers Act Rule 204A-1 and Rule 17j-1 of The Investment Company Act of 1940, as amended (the “1940 Act”), as well as SFC regulations and other securities law and sound business practices.

The procedures in the Code are designed to prevent Access Persons, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by any client of MFMHK, from:

1.	employing any device, scheme or artifice to defraud any client of MFMHK;
2.	making any untrue statement of a material fact to any client of MFMHK or omit to state a material fact necessary in order to make the statements made to any client of MFMHK, in light of the circumstances under which they are made, not misleading;
3.	engaging in any act, practice or course of business that operates or would operate as a fraud or deceit on any client of MFMHK; or
4.	engaging in any manipulative practice with respect to any client of MFMHK.

An Access Person within the meaning of this Code, is a person who has been designated as such by the MFMHK CCO. Generally, an Access Person is any person defined in the Definitions section of the MFMHK Compliance Manual as an “Access Person”.

Immediate family members sharing the same household with any MFMHK Access Person are also deemed, by law, to be Access Persons for purposes of this Code. In addition, Rule 204A-1 under the Investment Advisers Act of 1940, as amended, contain a presumption that, if the investment adviser’s primary business is providing investment advice to Funds or other advisory clients, then all of its directors, officers and partners are presumed to be Access Persons of any Fund advised by the Adviser.

II. Fiduciary Duties of Access Persons Under Federal Securities Laws

MFMHK Access Persons owe a fiduciary duty to MFMHK’s clients. These duties include a duty at all times to place the interests of each entity’s respective clients first. Above all, this means all MFMHK Access Persons owe an undivided duty of loyalty to MFMHK’s clients. Further, MFMHK demands the highest degree of personal and professional integrity and ethical behaviour from their Access Persons.

Accordingly, all MFMHK Access Persons must conduct themselves in an ethical manner and in such a way as to avoid not only actual conflicts of interest with MFMHK’s clients but also the appearance of a conflict that could compromise the trust such clients have placed in MFMHK.

All Access Persons must comply fully with all applicable laws, including applicable federal securities laws.

III. Personal Trading and Reporting

Access Persons should consider trading in stocks, bonds, and closed-end mutual funds for their personal accounts a privilege while working at MFMHK.

Failure to comply with MFMHK’s pre-clearance and reporting procedures, as described below, may result in the loss of personal trading privileges and may lead to additional disciplinary action, up to and including termination of employment.

In addition, because MFMHK is a wholly-owned subsidiary of Macquarie Group Limited (MGL), an Australian-based investment bank, MFMHK Access Persons are subject to MGL’s pre-clearance requirements. Failure to comply with MGL’s pre-clearance requirements will also result in the loss of personal trading privileges and may also lead to additional disciplinary action, up to and including termination of employment.

A. Personal Holdings Reports

Every Access Person of MFMHK must provide to the CCO:

●	no later than 10 (ten) calendar days after becoming an Access Person, a personal holding statement in the form prescribed by the CCO, which contains all the information required under Rule 17j-1(d)(i) and covers not only the personal holdings of the Access Person but certain of their family members and dependants (“Associated Persons”); and
●	annually certain information concerning their and their Associated Persons’ personal holdings in the form prescribed by the CCO, which contains all the information required under Rule 17j-1(d)(iii).

B. MGL Pre-Clearance Requirements

The most recent version of MGL’s pre-clearance requirements can be found at the below link. MGL policies are updated from time to time and Access Persons are required to periodically check for these updates:

Personal Investment Policy

C. MFMHK Pre-Clearance Requirements

MFMHK’s pre-clearance requirements help to protect Access Persons and MFMHK against the following critical transgressions:

●	Access Persons taking advantage of opportunities more properly belonging to MFMHK clients;
●	Access Persons violating MFMHK’s Code of Ethics requirements as established by the Securities and Exchange Commission (SEC);
●	Access Persons violating insider trading laws; and
●	Access Persons engaging in front-running.

(1) Duty to pre-clear

The MFMHK pre-clearance requirements are dictated by the MAM Personal Dealing Policy.

The following is a link to the MAM Personal Dealing Policy:

MAM Personal Dealing Policy

Please note, you must always pre-clear the direct or indirect acquisition of any beneficial ownership interest in any security in an initial public offering (IPO) and private placement of securities. Also, you must always pre-clear trades in the shares of any listed Funds managed by MFMHK.

The decision to approve a pre-clearance request lies solely in the discretion of MFMHK’s CCO or designee.

As a general matter, the CCO will not grant pre-clearance to Access Persons for trades that involve any equity security that MFMHK has, for a client account, upcoming trading scheduled on the day of your pre-clearance request.

The MFMHK CCO is subject to the above requirements.

(2) Your Trading Window
MFMHK pre-clearance is valid for the day of request only and shall be deemed to expire at the close of regular trading on the principal trading market for the security involved. Any unfilled or partially filled orders will require MFMHK pre-clearance on each subsequent day that the order remains open.

(3) Minimum Holding Period
There is a minimum holding period of thirty calendar days before you may sell, dispose, close out or otherwise vary an interest in a financial instrument subject to Macquarie’s Personal Investment Policy.

(4) Trading Restrictions
All Asian Equities Access Persons and Asian Equities Associated Persons (together “Asian Equities Covered Persons”) are prohibited from trading a security in their personal brokerage accounts for seven calendar days before and after MFMHK executes a buy or sell transaction in a security of the same issuer on behalf of an Asian Equities Client.

For the purposes of this provision:-

“Asian Equities Access Person” means an Access Person associated with the Asian Equities business operated within MFMHK as designated by the CCO from time to time.

“Asian Equities Associated Person” means an Associated Person whose personal holding information forms part of the personal holding statement of an Asian Equities Access Person provided to the CCO from time to time pursuant to this MFMHK Code of Ethics.

“Asian Equities Client” means any person or entity for which MFMHK acts as investment manager or investment advisor (including any sub-advisory mandate) in relation to the Asian Equities business operated within MFMHK.

D. MFMHK Access Person Reporting and Certifications

(1) New Access Persons
All new Access Persons must trade through a Macquarie broker-dealer. Certain exemptions to this requirement may be approved by RMG and activity statements must be made available to RMG.

If the Access Person, as a part of his or her employment compensation with MGL or any of its subsidiaries or affiliates, received MGL options, the holding of these options is not reportable; however, once these options are exercised, they are reportable in the Access Person’s quarterly transaction reports, as discussed in Paragraph D.(2) below.

Typically, accounts that contain Reportable Securities and/or Covered Securities are held in the name(s) of the Access Persons themselves. However, if you, as an Access Person, are advising one or more persons or entities who are not themselves Access Persons (other than MFMHK clients) on their securities trading or have control of such account(s), please advise the MFMHK CCO or designee at the time you start advising as such. These accounts may be subject to pre-clearance and reporting obligations as well.

(2) Ongoing Quarterly Transactions Monitoring
The SEC requires MFMHK to collect from its Access Persons on a calendar quarter reports that reflect all transactions that took place during the prior quarter:

●	in reportable securities beneficially owned, directly or indirectly, by its Access Persons; and/or
●	over which the Access Person had control.

RMG will have access to trading activity statements for all staff enabling them to complete this surveillance for improper trades and other trades that could create the perception of any improprieties. The CCO may request trading activity statement for all staff directly from RMG.

The following information may be reviewed for all Access Persons:

●	The date of the transaction;
●	The security description, and as applicable, the exchange ticker or CUSIP number;
●	Number of shares or par value;
●	Principal amount of the securities;
●	Whether the transaction was a purchase or sale or any other type of acquisition/disposition;
●	The price at which the transaction was effected;
●	Interest rate and maturity rate;
●	The name of the broker, dealer or bank with or through which the transaction was effected; and
●	The date the report is submitted.

IV. Gifts and Entertainment1

Generally, Access Persons may not give or receive any gifts in connection with any business of MFMHK because it may appear improper or raise a potential conflict of interest. However, gifts of strictly nominal value are allowed, but at no time may an Access Person accept cash. This includes normal and customary business entertainment, the cost of which would be paid for by MFMHK as a reasonable expense if not paid for by the other party. While “nominal value” is susceptible to interpretation, a gift or entertainment is not acceptable if an independent third party may believe that the Access Person would be influenced by receiving such gift or entertainment in conducting business. Gifts of an extraordinary or extravagant nature to an Access Person should be declined or returned in order to avoid compromising the reputation of the Access Person or MFMHK. Access Persons are required to comply with the MGL Gifts and Entertainment Policy which contains approval requirements when the gift or entertainment is above certain prescribed thresholds.

When an Access Person gives or receives a gift or entertainment, he/she must ensure the gift or entertainment given or received is compliant with the policy and enter the gift or entertainment into the Gifts and Entertainment Register.

Access Persons must also comply with the MGL Dealing with Public Officials’ policy.

If you have any questions about the propriety of a gift you may be offered or may wish to offer to another or any other arrangement, please consult MFMHK’s CCO.

V. Service on a Board of Directors

____________________

1 This section does not apply to any clients’ Independent Directors.

An Access Person may serve on the Board of Directors of a publicly traded company (the “Board”) only if:

1.	The CCO determines that serving on the Board would be consistent with the interests of MFMHK;
2.	Appropriate “Chinese wall” procedures are established; and
3.	The CCO provides written authorization that the Access Person can serve on the Board.

VI. Outside Business Activities

All employees are required to devote their full time and efforts to the Macquarie Group’s business. In addition, no person may make use of either his or her position as an employee or information acquired during employment, or make personal investments in a manner that may create a conflict, or the appearance of a conflict, between the employee’s personal interests and MFMHK's interests.

An employee must comply with the Outside Business Activities Policy, which includes a requirement for pre-approval prior to participating in any outside business activities, including, but not limited to:

●	Serving as a director, officer, general partner or trustee of, or as a consultant to, any business, corporation or partnership.
●	Serving as a registered representative of any broker-dealer.
●	Making any monetary investment in any non-publicly traded business, corporation or partnership, including passive investments in private companies. (Investments in publicly traded companies may require prior approval of the Compliance Officer, in accordance with personal securities trading procedures described above).
●	Accepting a second job or part-time job of any kind or engaging in any other business outside of the firm.
●	Forming or participating in any bank group in connection with a bankruptcy or distressed situation.
●	Forming or participating in any committee in making demands for changes in the management or policies of any company, or becoming actively involved in a proxy contest.
●	Receiving compensation of any nature, directly or indirectly, from any person, firm, corporation, estate, trust or association, other than MFMHK, whether as a fee, commission, bonus or other consideration such as stock, options or warrants.

VII. Continuing Education

As an employee of MFMHK you will be required to participate in a program of continuing education. The purpose of this requirement is to provide all MFMHK staff members with consistent information on relevant topics relating specifically to investment advisers and/or general information on topics of heightened focus of the US regulators. In some instances, the training may result from regulatory requirements, such as mandatory training on Anti-Money Laundering, as required under local regulations.

VIII. Compliance and Sanctions

If you become aware of or suspect any violations of this Code, you must report them to the MFMHK CCO as soon as practicable. Reports may be made anonymously. MFMHK has zero tolerance for reprisals against employees making reports, in good faith, of perceived wrongdoing.

The CCO shall review the records obtained pursuant to this Code to ensure that all MFMHK Access Persons are complying with its provisions. All records shall be maintained in accordance with Rules 204-2 under the Investment Advisers Act of 1940 and 17j-1(f) under the 1940 Act, as further described in MFMHK’s compliance manuals.

MFMHK may, as it deems appropriate, impose sanctions, including, inter alia, a fine, letter of censure, revoking personal securities trading privileges, suspension or termination of employment of any Access Person who violates any provision of this Code.

ACCESS PERSONS FORMS

Macquarie Funds Management Hong Kong Limited

Employee Acknowledgment Form

To: MFMHK Chief Compliance Officer

From: MFMHK Access Person

Re: Compliance Manual Acknowledgment

By my signature below, I certify that I have received and read the MFMHK US Compliance Manual, particularly as it relates to me and my business activities. Additionally, I understand that, to the extent I have questions about the application or interpretation of the legal requirements, policies and procedures therein, I should consult with the Chief Compliance Officer. I also understand that any violation of these legal requirements, policies and procedures may subject me to dismissal and civil or criminal penalties.

Access Person’s name (Print)

Signature

Date: